PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus March 11, 2009)	REGISTRATION NO. 333-96061

1,000,000,000 Depositary Receipts
Internet Architecture HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Internet Architecture HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
3Com Corporation	COMS	3.0000	NASDAQ
Adaptec, Inc.	ADPT	1.0000	NASDAQ
Apple Inc.	AAPL	4.0000	NASDAQ
Brocade Communications Systems, Inc.	BRCD	0.4417	NASDAQ
Ciena Corporation	CIEN	0.2857	NASDAQ
Cisco Systems, Inc.	CSCO	26.0000	NASDAQ
Dell Inc.	DELL	19.0000	NASDAQ
EMC Corporation	EMC	16.0000	NYSE
Extreme Networks, Inc.	EXTR	2.0000	NASDAQ
Hewlett-Packard Company	HPQ	22.2225	NYSE
International Business Machines Corporation	IBM	13.0000	NYSE
Juniper Networks, Inc.	JNPR	2.0000	NASDAQ
NetApp, Inc.	NTAP	2.0000	NASDAQ
Sun Microsystems, Inc.	JAVA	6.2500	NASDAQ
Sycamore Networks, Inc.	SCMR	2.0000	NASDAQ
Symantec Corporation	SYMC	1.0039	NASDAQ
Unisys Corporation2	UIS	0.2000	NYSE

1   On November 22, 2000, shares of Seagate Technology, Inc. were acquired by Veritas Software. At the time of the merger, Veritas Software replaced Seagate Technology, Inc. as a constituent of the Internet Architecture HOLDRS Trust. Neither Seagate Technology, Inc. nor Veritas Software is currently a constituent of Internet Architecture HOLDRS. At the time of the merger, it was anticipated that future entitlements may be due to the former holders of Seagate Technology, Inc. On September 21, 2009, a final distribution to former shareholders of Seagate Technology, Inc. became effective. In connection with the distribution,  Seagate Technology, Inc. shareholders will receive $0.1020456 in cash for each share of Seagate Technology, Inc. The Bank of New York Mellon will receive $0.2040912 for the former two shares of Seagate Technology, Inc. per 100 round-lot of Internet Architecture HOLDRS.

2 On October 26, 2009, the 1-for-10 reverse stock split of Unisys Corporation, an underlying constituent of the Internet Architecture HOLDRS Trust, became effective.  As a result, the quantity of shares of Unisys Corporation represented by each 100 share round-lot of Internet Architecture HOLDRS Trust will decrease from 2 shares to 0.2 shares.  Once the allocation has been completed by The Depository Trust Company, deposits of shares of Unisys Corporation for creations of Internet Architecture HOLDRS will decrease from 2 shares to 0.2 share per round-lot of 100 Internet Architecture HOLDRS due to the 1-for-10 reverse stock split of Unisys Corporation.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 15, 2009